Exhibit 4.19

FE-DA ELECTRONICS COMPANY PRIVATE LIMITED

Supplementary Agreement II of Acquisition Framework Agreement

March 26, 2021

Supplementary Agreement II of Acquisition Framework Agreement

The Supplementary Agreement II of Acquisition Framework Agreement (“this agreement”) is signed by the following parties in Nanshan District, Shenzhen on March 26, 2021.

VIYI Technology INC.（“VIYI Technology”）

Office address: 502 Unit B Building 3 Yirantiandiju Nanshan District Shenzhen Guangdong Province

ABLE PEAK SERVICES LIMITED(“ABLE PEAK”）

Office address: Mandar House, 3rd Floor, Johnson’s Ghut, Tortola, British Virgin Island

FE-DA ELECTRONICS COMPANY PRIVATE LIMITED (“FE-DA ELECTRONICS”). Unless the context implies otherwise, the definition contains its subsidiary VIYI Technology and affiliated VIYI Technology.

Office address: 180 PAYA LEBAR ROAD 10-01 YI GUANG FACTORY BUILDING

Whereas VIYI Technology acquires FE-DA ELECTRONICS, and FE-DA ELECTRONICS is willing to accept the acquisition of VIYI Technology. In accordance with the relevant laws and regulations, all the parties conclude the Supplementary Agreement II of Acquisition Framework Agreement on this acquisition for mutual compliance:

The acquisition includes the following performance profit betting content:

1. VIYI Technology acquires 100% stock equity of FE-DA ELECTRONICS with USD 35,000,000, and after the transfer, FE-DA ELECTRONICS becomes a wholly owned subsidiary of VIYI Technology.

2. Whereas the actual value of FE-DA ELECTRONICS is reflected in the performance of VIYI Technology. VIYI Technology shall have the right to require ABLE PEAK to compensate the company twice the amount of the net profit committed by it after the failure of betting, so as to promote it to complete the net profit commitment in the next three years.

(1) All the parties agree to make the settlement according to the net profit actually completed by FE-DA ELECTRONICS in the three years after the end of the betting period of three years after the change of stock equity.

3. After signing this agreement, FE-DA ELECTRONICS shall fully cooperate to complete the net profit commitment in the betting period of three years after signing this agreement. In any case, the maximum compensation of ABLE PEAK shall not exceed the lower of the 1) double the sum of the above three years' performance commitments or 2) USD 20,000,000.

This agreement shall be written in Chinese. This agreement is in triplicate with each party holding one copy respectively, and each copy after signing shall have the equal effect.

(There is no text below, and the signature page is attached)

This page is the signature page of the Supplementary Agreement of Acquisition Framework Agreement

VIYI Technology INC.

VIYI Technology INC. (seal)

This page is the signature page of the Supplementary Agreement of Acquisition Framework Agreement

ABLE PEAK SERVICES LIMITED：

ABLE PEAK SERVICES LIMITED：(seal)

This page is the signature page of the Supplementary Agreement of Acquisition Framework Agreement

FE-DA ELECTRONICS COMPANY PRIVATE LIMITED

FE-DA ELECTRONICS COMPANY PRIVATE LIMITED (seal)

6